                                  OPTION CERTIFICATE


The following option for First National Bank of Port Orchard, common stock, is hereby granted pursuant to the Officers, Employees and Directors Stock Option Plan, as adopted by the shareholders of First National Bank of Port Orchard, at the April 5, 1990 meeting, as amended.


DATE OF OPTION______ _____, 199__


FOR PERIOD OF OPTION_____Year 199_______

OPTION (EE) __________________________________________

NUMBER OF SHARES OPTIONED_____________________________


OPTION EXPIRES_____December 31, 20__



SIGNED____________________________________________
     FOR THE BOARD OF DIRECTORS


DATED______, 199__

OPTION PRICE IS AT $____.00 PER SHARE